                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of earliest event reported): January 10, 2000

                         CITIZENS & NORTHERN CORPORATION
             (Exact name of Registrant as specified in its charter)

Pennsylvania                                                 23-2451943
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

90-92 Main Street
Wellsboro, Pa. 16901
(Address of principal executive offices)  (Zip code)

                                  570-724-3411
               (Registrant's telephone number including area code)

                                 Not applicable
         (Former name and former address, if changed since last report)

ITEM 5. OTHER EVENTS

During the annual audit of the Corporation's financial statements our independent accounting firm made us aware of the need to restate earnings for the third quarter of 1999. The Corporation held an investment in stock of a company that was party to a merger in August 1999. Prior to the merger, the Corporation had recorded the excess of the market value of the stock over the original cost basis (net of tax) as "Accumulated Other Comprehensive Income." Accordingly, the excess of market value over cost was reflected in the financial statements as an increase in stockholders' equity, but not recorded as income. After the merger, we continued to carry the difference between our original cost and the market value of the acquiring company's stock as "Accumulated Other Comprehensive Income", with fluctuations in market value (net of tax) recorded as an adjustment to stockholders' equity. However, based on Emerging Issues Task Force Bulletin 91-5, "Nonmonetary Exchange of Cost Method Investments" we are required to recognize a realized gain for the difference between our original cost basis in the acquired company's stock and the market value of the acquiring company's stock. The resulting increase in income for the three and nine-month period ended September 30, 1999 was $421,000 (net of tax). Net income for the nine-month period ended September 30, 1999 was originally reported as $7,967,000. The corrected net income for the nine-month period is $8,388,000. Income originally reported for the three-month period ended September 30, 1999 was $2,503,000 and the corrected net income for the three-month period is $2,924,000. This adjustment will have no net effect on stockholders' equity.

The gain was recognized for book purposes only and has no immediate effect on federal income taxes. Taxes are deferred for federal income tax purposes until the stock is sold.

An amendment to the Corporation's Form 10-Q for the period ended September 30, 1999 will be filed as soon as possible, but no later than 60 days of this filing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         Citizens & Northern Corporation

January 12, 2000               By: /s/
----------------                   --------------------------------------------
Date                               Craig G. Litchfield - Chairman, President,
                                   and Chief Executive Officer



January 12, 2000               By: /s/
----------------                   --------------------------------------------
Date                               James W. Seipler - Executive Vice President
                                   and Treasurer